                                                                       EXHIBIT 1

[KPMG LETTERHEAD]

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated August 8, 2003 (except note 18(b), which is as of August 12, 2003) on the Consolidated Balance Sheets of the Corporation as at June 30, 2003 and 2002 and the Statements of Operations, Statements of Deficit and Statements of Cash Flows of Neurochem Inc. (the "Corporation") for the years ended June 30, 2003, 2002 and 2001 and for the period from inception (June 17, 1993) to June 30, 2003 which report appears in this annual report on Form 40-F of the Corporation.

/s/ KPMG LLP
Chartered Accountants

Montreal, Canada
November 14, 2003